UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Antigenics Inc.

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ANTIGENICS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Our 2006 Annual Meeting of Stockholders will be held at The Graduate Center, The City University of New York, 365 Fifth Avenue, New York, New York at 5:00 p.m., June 14, 2006 for the following purposes:

1.	To elect Margaret M. Eisen and Wadih Jordan as directors to hold office for terms of three years and until their respective successors are elected and qualified.

2.	To approve an amendment to our 1999 Equity Incentive Plan to allow for unrestricted stock awards.

3.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Only stockholders of record at the close of business on April 17, 2006 will be entitled to vote at the meeting or any adjournment. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the meeting for ten days before the meeting during ordinary business hours at our principal executive offices at 630 Fifth Avenue, Suite 2100, New York, New York 10111.

It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used. Many stockholders can vote their shares on the Internet or by telephone. For Internet or telephone voting, instructions are printed on your proxy card.

By order of the board of directors,

Bruce A. Leicher, Secretary

Proxy Material Mailing Date: April 24, 2006

ANTIGENICS INC.

630 Fifth Avenue, Suite 2100

New York, New York 10111

Telephone: (212) 994-8200

Proxy Statement

Our board of directors is soliciting your proxy for use at our 2006 Annual Meeting of Stockholders to be held at 5:00 p.m. on Wednesday, June 14, 2006 and at any adjournments of the meeting. This proxy statement and accompanying proxy are first being sent or given to stockholders on or about April 24, 2006.

The principal business expected to be transacted at the meeting, as more fully described in this proxy statement, will be the election of two directors and an amendment to our 1999 Equity Incentive Plan.

The authority granted by an executed proxy may be revoked at any time before its exercise by filing with our Secretary a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting.

We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. In addition to the use of mails, proxies may be solicited by our officers and employees in person or by telephone.

Only stockholders of record at the close of business on April 17, 2006 will be entitled to vote at the meeting. On that date, we had outstanding 45,811,511 shares of common stock, $0.01 par value, each of which is entitled to one vote. The presence at the meeting, in person or by proxy, of a majority in interest of the voting capital stock issued and outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum. Broker non-votes are proxies submitted by brokers that do not indicate a vote for one or more proposals because the brokers do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on these proposals.

ELECTION OF DIRECTORS

We currently have ten directors. Our directors are divided into three classes with each class being as equal in size as possible. Each class of directors is elected for a three-year term. Gamil G. de Chadarevian will be departing as a director when his term expires on the date of the 2006 annual meeting. At that time, we will have nine directors.

Two directors have been nominated for re-election to a term of office expiring in 2009: Margaret M. Eisen and Wadih Jordan. Unless the enclosed proxy withholds authority to vote for these directors or is a broker non-vote, the shares represented by such proxy will be voted for the election of Margaret M. Eisen and Wadih Jordan. If either of these nominees is unable to serve, which is not expected, the shares represented by the enclosed proxy will be voted for such other candidate as may be nominated by the board of directors.

Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on the election of directors at the meeting.

Below please find information about the nominees for director and each other person whose term of office as a director will continue after the meeting.

Nominees for Election as Directors

Name and Age	Business Experience and Other Directorships
Margaret M. Eisen, CFA Age: 52	Margaret M. (Peggy) Eisen has been a board member since 2003 and has more than 25 years investment industry experience. She is Managing Director of Marketing and Communications for the CFA Institute. Prior to joining the CFA Institute in October 2005, Ms. Eisen was chief executive officer and chief investment officer of EAM International LLC, which she founded to provide corporate finance and asset management services to entrepreneurs and wealthy individuals. Before forming EAM International, Ms. Eisen was a managing director with a boutique investment banking firm focusing on merger and acquisition transactions of investment management firms. From 1995 to 2001, Ms. Eisen was managing director of North American Equities at General Motors Asset Management. She was responsible for GMAM’s internally and externally managed publicly traded equity and was a member of GMAM’s management council and asset allocation committee. Prior to GMAM, Ms. Eisen was director of worldwide pension investments for DuPont Asset Management. Currently, Ms. Eisen is a member of the board of trustees of the Columbia Acorn Family of mutual funds of Wanger Asset Management, and a trustee of the Lehman Brothers/First Trust Income Opportunity Fund. She is also a member of the investment committee of the board of trustees of Smith College. Ms. Eisen previously served as chair of the Institute for Financial Markets. Ms. Eisen received her AB degree from Smith College, an MEd from Lesley College, and earned an MBA with distinction at Babson College. She is a chartered financial analyst.

Name and Age	Business Experience and Other Directorships
Wadih Jordan Age: 71	Wadih (Bill) Jordan has been a director since March 2003. Mr. Jordan is president of NearEast Pharma, a company marketing pharmaceuticals in Near East markets, and has served in such position since 1996. From 1993 to 1995, Mr. Jordan served as a vice president of Cyanamid International, a research-based life sciences company, and from 1976 to 1993 Mr. Jordan served as a managing director within Cyanamid International. Since December 2003, Mr. Jordan has been a trustee of the board of directors of the Lebanese American University, located in Beirut, Lebanon, and incorporated under the Board of Regents in New York State. Mr. Jordan received a bachelor’s degree in agriculture at the American University of Beirut, Lebanon, and a certificate in international business from Columbia University.

Directors with Terms Expiring in 2007

Noubar Afeyan, Ph.D. Age: 43	Noubar B. Afeyan has been a director since 1998. Mr. Afeyan is managing partner and chief executive officer of Flagship Ventures, a leader in creating, funding and developing new ventures in both life science and information technology sectors. He is also a senior lecturer at the Massachusetts Institute of Technology’s Sloan School of Management and in the Biological Engineering Division. Until August 1999, Dr. Afeyan was senior vice president and chief business officer of Applera Corporation, a life sciences company (formerly PE Corporation). Until 1997, Dr. Afeyan was the chairman and chief executive officer of PerSeptive Biosystems, a leading firm in the bioinstrumentation field that he founded in 1987 and led until its merger with PE Corp. Dr. Afeyan has been a founding team member, investor and active board member/advisor for several other high-tech startups and currently serves on the board of Color Kinetics Inc. as well as several private companies. In addition, he is a member of the board of governors of Boston University Medical School, the board of advisors for the Whitehead Institute at MIT, and the advisory council of the McGowan Institute for Regenerative Medicine. He has authored numerous scientific publications and patents. Dr. Afeyan earned his undergraduate degree in chemical engineering from McGill University in Montreal and his PhD in biochemical engineering from MIT.

Frank V. AtLee III Age: 65	Frank V. AtLee III has been a director since 2002. From December 2002 to May 2003, Mr. AtLee was interim chief executive officer and president as well as the chairman of the board of directors of the new Monsanto Company, a multinational provider of integrated technology-based agricultural products, a position he has held since June 2000. Mr. AtLee is also on the board of Nereus Pharmaceuticals Inc. Prior to becoming Monsanto’s chairman, he spent 28 years with American Cyanamid before retiring as president and chairman of Cyanamid International. In his years with American Cyanamid, Mr. AtLee had a broad range of responsibilities, including leadership of the worldwide medical business, marketing and sales management in industrial chemicals, vice president for the company’s

Name and Age	Business Experience and Other Directorships
agricultural division, leadership of the organic chemicals division, vice president of Lederle Laboratories, and president of Cyanamid’s Europe/Mideast/Africa division. Mr. AtLee is a native of Richmond, Va., who graduated from Lynchburg (VA) College with a bachelor’s degree in biology and chemistry. He served three years as an officer in the US Marine Corps.

Pramod K. Srivastava, Ph.D. Age: 50	Pramod K. Srivastava has been a director since 1999. Dr. Srivastava is the scientific founder of Antigenics and has served as chairman of the scientific advisory board since inception. Dr. Srivastava is a professor of immunology at the University of Connecticut, where he holds an endowed chair in cancer immunology and is the director of the Center for Immunotherapy of Cancer and Infectious Diseases. Dr. Srivastava earned his PhD in biochemistry from the Centre for Cellular and Molecular Biology, Hyderabad, India, and received his postdoctoral training at Yale University and the Sloan-Kettering Institute for Cancer Research. Dr. Srivastava serves on the scientific advisory council of the Cancer Research Institute, New York, and was a member of the Experimental Immunology Study Section of the National Institutes of Health of the United States government from 1994 until 1999. He has been inducted into the Roll of Honor of the International Union Against Cancer and is listed in several Who’s Who compilations. He is among the founding members of the Academy of Cancer Immunology. Dr. Srivastava serves on the board of directors of CambriaTech Holding S.A.

Directors with Terms Expiring in 2008

Garo H. Armen, Ph.D. Age: 53	Garo H. Armen is chairman and chief executive officer of Antigenics Inc., the biotechnology company he cofounded with Pramod Srivastava in 1994. From mid-2002 through 2004, he was chairman of the board of directors for the biopharmaceutical company Elan Corporation plc. Dr. Armen also serves on the board of directors of Color Kinetics Inc., a company that designs, markets and licenses intelligent solid-state lighting systems. Dr. Armen is also the founder and president of the Children of Armenia Fund (COAF), a charitable organization established in 2000 that is dedicated to the positive development of the children and youth of Armenia. Prior to founding Antigenics in 1994, Dr. Armen established Armen Partners, a money management firm specializing in biotechnology and pharmaceutical companies, and was the architect of the widely publicized creation of the Immunex Lederle oncology business in 1993. Earlier, he was a senior vice president of research at Dean Witter Reynolds, having begun his career on Wall Street as an analyst and investment banker at EF Hutton. Before entering finance, Dr. Armen was a research fellow at Brookhaven National Laboratories in Long Island, NY. He received a PhD in physical chemistry from The Graduate Center, City University of New York.

Name and Age	Business Experience and Other Directorships
Tom Dechaene Age: 46	Tom Dechaene has been a director since 1999. Mr. Dechaene is a director of Anchor Partners Ltd., a London-based advisory boutique focusing on telecoms, media and technology clients. Mr. Dechaene also serves as a non-executive, independent director of Telindus, a network integrator, listed on Euronet. From 2000 to 2002, Mr. Dechaene was the chief financial officer of SurfCast Inc., a software development company. He was with Deutsche Bank from 1991 through 1999, most recently as a director in the principal investments group within the equity capital markets division. Mr. Dechaene holds a law degree from Ghent University, Belgium, a degree in applied economics from the University of Antwerp and an MBA from INSEAD, France.

Mark Kessel Age: 64	Mark Kessel has been a director since 2003. Mr. Kessel is chief executive officer and managing director of Symphony Capital LLC. Symphony Capital manages a private equity fund that invests in the clinical development of biopharmaceutical products, and has served in such position since he cofounded the company in 2002. From 1979 to 2001, Mr. Kessel was a partner at the international law firm of Shearman & Sterling and served as the firm’s managing partner from 1990 to 1994. Mr. Kessel received a bachelor’s degree in economics from the City College of New York and a law degree from Syracuse University.

Alastair J.J. Wood, MB ChB Age: 59	Alastair J. J. Wood has been a director since 2004. Dr. Wood is an associate dean, attending physician and tenured professor of medicine and pharmacology at Vanderbilt Medical School in Nashville, Tenn., where he has been a faculty member for more than 20 years. A 2002 suggested nominee for commissioner of the US Food and Drug Administration (FDA), Dr. Wood served as a member of the FDA’s cardiovascular and renal advisory committee and serves on the agency’s nonprescription drug advisory committee, which he currently chairs. He has also been a member and chairman of the National Institutes of Health study sections, and served in a similar capacity for various philanthropic grant-giving bodies, having acted as consultant to several pharmaceutical companies, investors, venture capital funds and major academic institutions. Dr. Wood was most recently the drug therapy editor of The New England Journal of Medicine from 1992 through 2004, and is on the editorial boards of The New England Journal of Medicine and Clinical Pharmacology and Therapeutics. He is a member of many societies and has received numerous honors, including election to membership of The American Association of Physicians, The American Society for Clinical Investigation, honorary fellowship of the American Gynecological and Obstetrical Society, and fellowships of The American College of Physicians, The Royal College of Physicians of London and The Royal College of Physicians of Edinburgh. Dr. Wood received his medical degree from St. Andrew’s University and Dundee Medical School in Scotland.

Committees of the Board

We have four standing board committees: Audit and Finance, Compensation, Corporate Governance, and Litigation. Our board of directors has adopted charters for the Audit and Finance, Compensation, and Corporate Governance committees. Copies of these charters are available on our website at www.antigenics.com. (No material on our website is part of this proxy statement.)

During 2005, our Compensation Committee consisted of three independent directors: Mr. Afeyan, Ms. Eisen and Mr. Jordan. Ms. Eisen served as Chair from January 1, 2005 through November 30, 2005 and then Mr. Jordan became Chair of the Committee. Our Compensation Committee acts for the board of directors with respect to our compensation practices and their implementation. It sets and implements the compensation of our executive officers, administers the 1999 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan and makes recommendations regarding compensation of non-management directors. Our Compensation Committee held four meetings in 2005. For more information about our Compensation Committee, please read the “Compensation Committee Report on Executive Compensation.”

During 2005, our Audit and Finance Committee consisted of three independent directors (determined under the rules of The Nasdaq Stock Market): Messrs. Dechaene (Chair) and de Chadarevian and Ms. Eisen. Our Audit and Finance Committee is responsible for providing the board of directors with an independent review of our financial health, controls and reporting. Its primary functions are to select our independent registered public accounting firm, review the results of the annual audit and the auditors’ reports, and assess the adequacy of our financial controls and procedures. Our Audit and Finance Committee held twelve meetings in 2005. Our board of directors has determined that Mr. Dechaene is an audit committee financial expert, as that term is defined in SEC regulations. For more information about our Audit and Finance Committee, please read the “Report of the Audit and Finance Committee.”

For the period of January 1, 2005 through September 22, 2005, our Corporate Governance Committee consisted of two independent directors: Mr. AtLee (Chair) and Mr. Wood. Effective September 22, 2005, Mr. Afeyan joined the Corporate Governance Committee. Our Corporate Governance Committee is responsible for recommending to our board of directors policies regarding board procedures, the process for annual evaluation of the performance of the board, and issues of corporate responsibility. Our Corporate Governance Committee also serves as our nominating committee. The Corporate Governance Committee recommended the slate of director nominees that have been proposed by the board of directors for election at the annual meeting. The Corporate Governance Committee also makes recommendations to the board regarding the composition of board committees. Our Corporate Governance Committee held three meetings in 2005.

Our Corporate Governance Committee uses multiple sources for identifying and evaluating nominees for director positions, including referrals from current directors and input from third-party search firms. Third-party search firms we engage typically assist us in identifying, assessing and recruiting individuals. Candidates identified in this manner are evaluated by the committee by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references.

Our Litigation Committee consists of two members: Mr. Kessel (Chair) and Mr. AtLee. The primary role of the Litigation Committee is to oversee, and make decisions with respect to, our involvement in litigation relating to our initial public offering (IPO). Neither Mr. Kessel nor Mr. AtLee served on our board of directors at the time of our IPO.

Consideration of Director Nominees

Our Corporate Governance Committee, acting in its capacity as our nominating committee, recommends candidates for nomination to the board of directors. The committee is responsible for reviewing with the board the appropriate personal characteristics and professional competencies preferred of board members who are expected to work together as a team to properly oversee our strategies and operations. In general, all directors are expected to possess certain personal characteristics necessary to create a highly functional and collegial board, which include personal and professional integrity; practical wisdom and mature judgment; an inquisitive and objective perspective; and time availability for performing the duties of a director.

In addition, the board as a group is expected to encompass a range of professional competencies relevant to overseeing our business. These professional competencies include accounting and financial literacy, industry knowledge, medical or scientific knowledge and management experience. Finally, candidates should be enthusiastic about service on our board and working collaboratively with existing board members to create value for all of our stockholders.

The Corporate Governance Committee does not have a formal policy with regard to the consideration of director candidates recommended by stockholders because it does not believe such a policy is necessary given that no otherwise unaffiliated stockholder has ever recommended a director candidate. If the committee were to receive a recommendation for a director candidate from a stockholder, however, the committee expects that it would evaluate such a candidate using the criteria described above for evaluating director candidates brought to its attention through other channels.

Attendance at Board Meetings

The board of directors held thirteen meetings during 2005. Each director attended at least 75% of all meetings of the board, except for Dr. Srivastava who attended eight of the thirteen meetings. Each director attended at least 80% of all meetings of committees of the board on which he or she served.

Independent Directors

Our board of directors has determined that Noubar Afeyan, Frank V. AtLee III, Gamil G. de Chadarevian, Tom Dechaene, Peggy Eisen, Bill Jordan, Mark Kessel and Alastair J.J. Wood, MB ChB are “independent” under the rules of The Nasdaq Stock Market. These independent directors meet regularly in executive session. Mr. AtLee serves as Lead Director and chairs the meetings of the independent directors.

Director Attendance at Annual Meetings

One of our corporate governance guidelines is that each director who is up for election at an annual meeting of stockholders or who has a term that continues after the meeting is expected to attend the annual meeting of stockholders. Our board of directors believes that such directors should miss annual stockholder meetings only for reasons that would justify absence from a regularly scheduled meeting of the board of directors. All ten directors attended our 2005 annual stockholders meeting.

Stockholder Communications with the Board

Any stockholder who wishes to communicate with the board of directors may write to us at 630 Fifth Avenue, Suite 2100, New York, NY 10111 Attention: Lead Director. Depending on the subject matter,

management will forward the communication or a summary of its contents to the Lead Director, the individual the board of directors has designated to receive such correspondence. Management will determine the proper response to materials of a commercial nature, which generally will not be forwarded to the Lead Director. Complaints regarding accounting, internal accounting controls and auditing matters will be forwarded to the chair of the Audit and Finance Committee. At regular meetings of the board of directors, the Lead Director will review significant correspondence received from stockholders.

Director Compensation

Employee directors do not receive any additional compensation for their services on the board. Non-employee directors with the exception of Dr. Srivastava, who is a consultant, are eligible to receive the following compensation for services as directors:

•	$20,000 Annual Retainer

•	$10,000 Fee for service as Lead Director

•	$10,000 Fee for service as Audit & Finance Committee Chair

•	$ 6,000 Fee for service as Audit & Finance Committee Member

•	$ 7,500 Fee for service as Compensation Committee Chair

•	$ 5,000 Fee for service as Compensation Committee Member

•	$ 6,000 Fee for service as Corporate Governance Committee Chair

•	$ 3,000 Fee for service as Corporate Governance Committee Member

•	$ 6,000 Fee for service as Litigation Committee Chair

•	$ 3,000 Fee for service as Litigation Committee Member

The rates set forth above were effective in 2005 and are expected to remain unchanged for 2006.

We also reimburse directors for reasonable travel and out-of-pocket expenses in connection with their service as directors.

Deferred Compensation

Our Director’s Deferred Compensation Plan permits each non-employee director to defer all or a portion of his or her cash compensation until his or her service as director ends or until a specified date. A director may credit his or her deferred cash compensation to an interest bearing account, a notional stock account, or a combination of both.

Stock Compensation

Directors also participate in Antigenics’ 1999 Equity Incentive Plan. Under the option program for directors adopted by the board, our non-employee directors receive stock option grants as follows:

Initial Option Grant	25,000 shares	Vesting over 3 years in equal installments

Annual Option Grant	15,000 shares	Vesting over 3 years in equal installments (1)

(1)	Any unvested portion vests automatically on the last day of the term of a director who does not stand for reelection at the end of his or her term.

In March 1995, we entered into a consulting agreement with Dr. Pramod Srivastava, our Founding Scientist. This agreement was scheduled to expire in March 2005 but was extended for an additional one-year period until March 2006. This agreement expired on March 28, 2006, and we entered into a new five year consulting agreement with Dr. Srivastava, effective March 28, 2006. In 2005, we paid Dr. Srivastava $175,000 for his consulting services, a cash bonus of $135,000 for services performed in 2004 and granted him options to purchase 120,000 shares of our common stock. In March 2006, the Compensation Committee approved annual compensation for consulting services by Dr. Srivastava in 2006 of $175,000.

STOCK PERFORMANCE

The following graph shows the cumulative total stockholder return on our common stock over the period from December 31, 2000 to December 31, 2005, as compared with that of The NASDAQ Stock Market (U.S. Companies) Index and the NASDAQ Biotechnology Index, based on an initial investment of $100 in each on December 31, 2000. Total stockholder return is measured by dividing share price change plus dividends, if any, for each period by the share price at the beginning of the respective period, and assumes reinvestment of dividends.

COMPARISON OF CUMULATIVE TOTAL RETURN OF ANTIGENICS INC.,

NASDAQ STOCK MARKET (U.S. COMPANIES) INDEX

AND NASDAQ BIOTECHNOLOGY INDEX

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Antigenics Inc.	100	148.28	92.59	102.53	91.50	43.04
NASDAQ Stock Market (U.S. Companies)	100	78.95	54.06	81.09	88.06	89.27
NASDAQ Biotechnology Index	100	83.80	45.81	66.77	70.86	72.87

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee Report set forth below describes the compensation philosophies and programs applicable to our executive officers. The Compensation Committee consists entirely of independent directors who are not officers or employees of Antigenics.

General Philosophy

Our success in attaining our long- and short-term strategic objectives will in large part be determined by our ability to attract, motivate and retain executive officers with demonstrated talent, managerial leadership skills and the potential to grow with the organization. A competitive compensation program is critical to our efforts. Our executive compensation package consists of base salary, an annual incentive bonus and long term compensation in the form of stock options. In light of our stage of development and the importance of achieving our long- and short-term strategic objectives, considerable emphasis is placed on the annual incentive bonus and equity-based compensation components of the total compensation package. To attempt to ensure that our compensation arrangements are competitive, the Compensation Committee compares Antigenics’ compensation practices and levels annually with those of other biotechnology companies with which we compete for talent and which are of comparable size and stage of development. The Compensation Committee relies on published compensation survey data as well as data available in proxy statements from a selected peer group of companies in making these determinations.

Base Salary

Base salary levels are designed to recognize an individual executive’s ongoing contribution, to reflect the individual executive’s experience and responsibilities, and to be competitive with market benchmarks. Increases in annual salaries are based on evaluation of skill, effectiveness and leadership, and by comparing how an individual has performed essential job requirements against what was envisioned for the job. Salary adjustments are also based on general market compensation levels. The Compensation Committee does not use a specific formula based on these criteria but instead makes the evaluation of each executive officer’s contribution in light of all such criteria.

Annual Incentive Bonus

In 2003 the Compensation Committee adopted an Executive Incentive Plan (EIP). The purpose of the EIP is to provide additional incentives for executive officers to contribute to the success of the company. The plan provides for significant competitive incentive awards which relate directly to the achievement of corporate objectives and individual performance goals. This, in turn, is expected to promote the interests of stockholders and enhance our ability to attract, motivate and retain high performing executive officers. Target incentive awards typically range from 30-50% of an executive officer’s base salary. Funding for the target incentive awards is based on the extent to which we achieve a predetermined set of corporate objectives and milestones. Individual awards are adjusted to reflect the individual executive officer’s contribution to achieving these corporate objectives and milestones.

Stock Options and Equity Awards

We grant stock options to executive officers under our 1999 Equity Incentive Plan. Our stock option program is designed to directly align the long-term financial interests of our executive officers and our stockholders, to assist in the retention of executive officers by providing meaningful ownership interest in

Antigenics that vests over time, and to encourage our executive officers to think and act like owners of the business. Historically, we generally had used a five-year vesting period and a ten-year exercise period for stock option grants. Beginning with grants made in February 2004, we changed the vesting period from five to four years to be more consistent with market practice. Although our policy is to generally make awards with a four year vesting period, in February, 2006, grants made to executives had a three year vesting period to further the retention goals of these awards. The exercise price for all stock options granted in 2005 and so far in 2006 equaled the fair market value of the common stock on the date of the grant.

We typically grant stock options to new executive officers when they start employment and on an annual basis and upon promotions to positions of greater responsibility. In determining the size of an annual executive grant we consider the position level, the degree to which the executive’s contributions impacted our results in the past year, the importance of the executive’s skills to our future success, the size of the executive’s current equity position, and competitive market benchmarks.

An amendment to the 1999 Equity Incentive Plan was recommended by the Compensation Committee for approval by the board and the stockholders to authorize awards of common stock to officers and employees under the plan. The amendment is included in this proxy statement. See “Proposal to Amend the 1999 Equity Incentive Plan.” The Compensation Committee believes that equity ownership by executive officers can provide an additional incentive for executives to act in accordance with stockholder interests. If adopted by the stockholders, the Compensation Committee expects to consider making such equity awards in lieu of a cash payment for a portion of an executive officer’s annual incentive bonus.

Chief Executive Officer Compensation

In determining Dr. Armen’s compensation for 2004 and 2005, the Compensation Committee applied the executive compensation philosophy and programs described above. In 2004, we paid Dr. Armen an incentive bonus of $170,000, and the Compensation Committee approved a stock option grant to purchase 175,000 shares of our common stock, for services performed in 2003. In addition, in January 2004, Dr. Armen’s salary level was increased to $420,000. In 2005, we paid Dr. Armen an incentive bonus of $174,300 and a stock option grant to purchase 300,000 shares of our common stock, for services performed in 2004. Dr. Armen’s salary was also increased to $440,000.

At the time of his most recent performance review, Dr. Armen requested that his salary remain at $440,000, and that he not receive a cash bonus and stock option grant for services performed in 2005. The Committee considered and accepted his recommendation.

By the Compensation Committee,

Bill Jordan (Chair)

Noubar Afeyan, Ph.D.

Peggy Eisen

EXECUTIVE COMPENSATION

Compensation of Our Executive Officers

The following table summarizes the compensation paid to or earned during the fiscal years ended December 31, 2005, 2004 and 2003 by our chief executive officer, our four most highly compensated executive officers serving at the end of the fiscal year and our former President of Commercial Operations who departed the company in December 2005. We refer to these persons as named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation	All Other Compensation
		Salary($)		Bonus($)	Shares Underlying Options(#)
Garo H. Armen, Ph.D. (1) Chairman and Chief Executive Officer	2005	$439,615		$—	300,000	$7,988	(2)
	2004	$420,000		$174,300	175,000	$7,388	(3)
	2003	$400,000		$170,000	75,000	$6,860	(4)

Russell H. Herndon (5) President, Commercial Operations	2005	$325,000		$—	—	$88,611	(6)
	2004	$325,000		$104,000	50,000	$11,546	(7)
	2003	$325,000		$65,000	50,000	$10,864	(8)

Peter Thornton (9)	2005	$266,827		$91,200	—	$1,767	(10)
Senior Vice President and Chief Financial Officer	2004	$130,769	(11)	$49,583	150,000	$50,332	(12)

Renu Gupta, M.D. (13) Senior Vice President	2005	$325,000		$97,500	—	$5,086	(14)
	2004	$284,423		$117,000	75,000	$1,802	(15)
	2003	$42,308		$30,000	125,000	$25,241	(16)

Roman Chicz, Ph.D. (17) Senior Vice President	2005	$265,459		$79,500	—	$4,800	(18)
	2004	$112,115		$39,750	150,000	$599	(19)

Bruce A. Leicher (20) Vice President and General Counsel	2005	$16,443		$6,840	150,000	$118	(21)

(1)	Dr. Armen entered into an employment agreement with us on December 1, 2005. Dr. Armen is entitled to eighteen (18) months severance pay and continuation of certain benefits in the event that he is terminated without cause (as defined in the employment agreement), or he terminates his employment for good reason (as defined in the employment agreement). Dr. Armen is also entitled to twenty-four (24) months severance if he is terminated without cause or he terminates his employment for good reason following a change in control (as defined in the employment agreement).
(2)	Includes $1,259 in long-term disability coverage, $660 in group term life insurance coverage and $6,069 in 401(k) matching.
(3)	Includes $1,190 in long-term disability coverage, $660 in group term life insurance coverage and $5,538 in 401(k) matching.
(4)	Includes $1,238 in long-term disability coverage, $660 in group term life insurance coverage and $4,962 in 401(k) matching.
(5)	Mr. Herndon became President of Commercial Operations in November 2003 and subsequently left the company in December 2005.

(6)	Includes $938 in long-term disability coverage, $858 in group term life insurance coverage, $5,565 in 401(k) matching, and $81,250 of accrued severance.
(7)	Includes $938 in long-term disability coverage, $858 in group term life insurance coverage and $9,750 in 401(k) matching.
(8)	Includes $1,006 in long-term disability coverage, $858 in group term life insurance coverage and $9,000 in 401(k) matching.
(9)	Mr. Thornton joined us in June 2004, and he entered into an employment agreement with us on June 21, 2004, as amended. Mr. Thornton is entitled to twelve (12) months severance pay and continuation of certain benefits in the event that he is terminated without cause (as defined in the employment agreement), or he terminates his employment for good reason (as defined in the employment agreement). Mr. Thornton is also entitled to eighteen (18) months severance if he is terminated without cause or he terminates his employment for good reason following a change in control (as defined in the employment agreement).
(10)	Includes $772 in long-term disability coverage, $660 in group term life insurance coverage and $335 in 401(k) matching.
(11)	Includes $72,115 owed to Mr. Thornton by Antigenics Therapeutics Limited, a subsidiary of the company, for services performed in 2004.
(12)	Includes a $50,000 sign-on bonus at the time Mr. Thornton commenced working for us, $167 in long-term disability coverage and $165 in group term life insurance coverage.
(13)	Ms. Gupta joined us in November 2003.
(14)	Includes $938 in long-term disability coverage, $660 in group term life insurance coverage and $3,488 in 401(k) matching.
(15)	Includes $821 in long-term disability coverage and $660 in group term life insurance coverage.
(16)	Includes $131 in long-term disability coverage, $110 in group term life insurance coverage and a $25,000 sign-on bonus at the time Ms. Gupta commenced working for us.
(17)	Mr. Chicz joined us in July 2004, and he entered into an employment agreement with us on July 26, 2004, as amended. Mr. Chicz is entitled to twelve (12) months severance pay and continuation of certain benefits in the event that he is terminated without cause (as defined in the employment agreement) or he terminates his employment for good reason (as defined in the employment agreement). Mr. Chicz is also entitled to eighteen (18) months severance if he is terminated without cause or he terminates his employment for good reason following a change in control (as defined in the employment agreement).
(18)	Includes $765 in long-term disability coverage, $660 in group term life insurance coverage and $2,916 in 401(k) matching.
(19)	Includes $324 in long-term disability coverage and $275 in group term life insurance coverage.
(20)	Mr. Leicher joined us in November 2005, and he entered into an employment agreement with us on November 28, 2005. Mr. Leicher is entitled to twelve (12) months severance pay and continuation of certain benefits in the event that he is terminated without cause (as defined in the employment agreement), or he terminates his employment for good reason (as defined in the employment agreement). Mr. Leicher is also entitled to eighteen (18) months severance if he is terminated without cause or he terminates his employment for good reason following a change in control (as defined in the employment agreement).
(21)	Includes $63 in long-term disability coverage and $55 in group term life insurance coverage.

2005 Option Grants

The following table contains certain information regarding stock option grants during the twelve months ended December 31, 2005 by us to the named executive officers:

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted(#)		Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
						5%($)	10%($)
Garo H. Armen, Ph.D.	300,000	(2)	25%	$6.92	3/2015	$1,305,585	$3,308,609
Chairman and Chief Executive Officer
Russell H. Herndon
President, Commercial Operations
Peter Thornton	—		—	—	—	—	—
Senior Vice President and Chief Financial Officer
Renu Gupta, M.D.	—		—	—	—	—	—
Senior Vice President
Roman Chicz, Ph.D.	—		—	—	—	—	—
Senior Vice President
Bruce A. Leicher	150,000	(3)	12%	$5.62	11/2015	$530,158	$1,343,525
Vice President and General Counsel

(1)	The dollar amounts under these columns are the result of calculations at rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying common stock. For purposes of calculating potential realizable values, we assume that the market price appreciates from this price at the indicated rate for the entire term of each option and that each option is exercised and sold on the last day of its term at the appreciated price.
(2)	These options are exercisable as to 75,000 shares on each of March 10, 2006, March 10, 2007, March 10, 2008 and March 10, 2009. Dr. Armen entered into an employment agreement with us on December 1, 2005. Fifty percent (50%) of the unvested options held by Dr. Armen shall vest upon a change in control (as defined in the employment agreement). One hundred percent (100%) of the unvested options held by Dr. Armen shall vest in the event that within twenty-four (24) months of a change in control he is terminated without cause (as defined in the employment agreement), or he terminates his employment for good reason (as defined in the employment agreement).
(3)	These options are exercisable as to 37,500 shares on each of November 28, 2006, November 28, 2007, November 28, 2008 and November 28, 2009. Mr. Leicher joined us in November 2005, and he entered into an employment agreement with us on November 28, 2005. Fifty percent (50%) of the unvested options held by Mr. Leicher shall vest upon a change in control (as defined in the employment agreement). One hundred percent (100%) of the unvested options held by Mr. Leicher shall vest in the event that within eighteen (18) months of a change in control he is terminated without cause (as defined in the employment agreement), or he terminates his employment for good reason (as defined in the employment agreement).

Option Exercises and Year-End Option Values

The following table provides information about the number of shares issued upon option exercises by the named executive officers during the year ended December 31, 2005, and the value realized by the named executive officers. The table also provides information about the number and value of options held by the named executive officers at December 31, 2005.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)				Value of Unexercised In- the-Money Options at Fiscal Year End($)(1)
			Exercisable		Unexercisable		Exercisable	Unexercisable
Garo H. Armen, Ph.D.	—	—	470,041		536,250	(2)	$170,829	$—
Chairman and Chief Executive Officer

Russell H. Herndon	—	—	312,500	(3)	—		$—	$—
President, Commercial Operations

Peter Thornton	—	—	37,500		112,500	(4)	$—	$—
Senior Vice President and Chief Financial Officer

Renu Gupta, M.D.	—	—	68,750		131,250		$—	$—
Senior Vice President

Roman Chicz, Ph.D	—	—	37,500		112,500	(5)	$—	$—
Senior Vice President

Bruce A. Leicher	—	—	—		150,000	(6)	$—	$—
Vice President and General Counsel

(1)	Based on the difference between the option exercise price and the closing price of the underlying shares of common stock on December 30, 2005 as reported on the Nasdaq National Market ($4.76).
(2)	Dr. Armen entered into an employment agreement with us on December 1, 2005. Dr. Armen is entitled to eighteen (18) months severance pay and continuation of certain benefits in the event that he is terminated without cause (as defined in the employment agreement) or he terminates his employment for good reason (as defined in the employment agreement). Dr. Armen is also entitled to twenty-four (24) months severance if he is terminated without cause or he terminates his employment for good reason following a change in control (as defined in the employment agreement). In addition, fifty percent (50%) of the unvested options held by Dr. Armen shall vest upon a change in control. One hundred percent (100%) of the unvested options held by Dr. Armen shall vest in the event that within twenty-four (24) months of a change in control he is terminated without cause or he terminates his employment for good reason.
(3)	In connection with Mr. Herndon’s resignation as an executive officer on December 31, 2005, the company agreed that any of Mr. Herndon’s vested options shall remain exercisable until December 31, 2006.
(4)

Mr. Thornton joined us in June 2004, and he entered into an employment agreement with us on June 21, 2004, as amended. Mr. Thornton is entitled to twelve (12) months severance pay and continuation of certain benefits in the event that he is terminated without cause (as defined in the employment agreement) or he terminates his employment for good reason (as defined in the employment agreement). Mr. Thornton is also entitled to eighteen (18) months severance if he is terminated without cause or he terminates his employment for good reason following a change in control (as defined in the employment agreement). In addition, fifty percent (50%) of the unvested options held by Mr. Thornton shall vest upon a change in control. One hundred percent (100%) of the unvested options held by Mr. Thornton shall vest in the event that within eighteen (18) months of a change in control he is terminated without cause or he terminates his employment for good reason.

(5)	Mr. Chicz joined us in July 2004, and he entered into an employment agreement with us on July 26, 2004. Mr. Chicz is entitled to twelve (12) months severance pay and continuation of certain benefits in the event that he is terminated without cause (as defined in the employment agreement) or he terminates his employment for good reason (as defined in the employment agreement). Mr. Chicz is also entitled to eighteen (18) months severance if he is terminated without cause or he terminates his employment for good reason following a change in control (as defined in the employment agreement). In addition, fifty percent (50%) of the unvested options held by Mr. Chicz shall vest upon a change in control. One hundred percent (100%) of the unvested options held by Mr. Chicz shall vest in the event that within eighteen (18) months of a change in control he is terminated without cause or he terminates his employment for good reason.
(6)	Mr. Leicher joined us in November 2005, and he entered into an employment agreement with us on November 28, 2005. Mr. Leicher is entitled to twelve (12) months severance pay and continuation of certain benefits in the event that he is terminated without cause (as defined in the employment agreement) or he terminates his employment for good reason (as defined in the employment agreement). Mr. Leicher is also entitled to eighteen (18) months severance if he is terminated without cause or he terminates his employment for good reason following a change in control (as defined in the employment agreement). In addition, fifty percent (50%) of the unvested options held by Mr. Leicher shall vest upon a change in control. One hundred percent (100%) of the unvested options held by Mr. Leicher shall vest in the event that within eighteen (18) months of a change in control he is terminated without cause or he terminates his employment for good reason.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2005, our Compensation Committee consisted of Ms. Eisen, Mr. Afeyan and Mr. Jordan. None of our Compensation Committee members is an officer or employee of Antigenics; however, Dr. Armen, our Chairman and Chief Executive Officer, has participated in compensation discussions with the committee.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee of the board of directors consists entirely of independent directors who are not officers or employees of Antigenics. The board of directors has adopted a written charter for the Audit and Finance Committee, the current version of which is available on our website at www.antigenics.com. (No material on our website is part of this proxy statement.)

In the course of its oversight of our financial reporting process, the Audit and Finance Committee of the board of directors has (1) reviewed and discussed with management our audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting for the fiscal year ended December 31, 2005, (2) discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, and (3) received the written disclosures and the letter from the auditors required by Independence

Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors their independence, and considered whether the provision of permissible nonaudit services by the auditors is compatible with maintaining their independence.

Based on the foregoing review and discussions, the Audit and Finance Committee recommended to the board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

By the Audit and Finance Committee,

Tom Dechaene (Chair)

Gamil G. de Chadarevian

Peggy Eisen

PROPOSAL TO AMEND THE 1999 EQUITY INCENTIVE PLAN

Summary of the Existing 1999 Equity Incentive Plan

This summary of our existing 1999 Equity Incentive Plan is qualified in its entirety by reference to the full text of our 1999 Equity Incentive Plan, as amended, which is included as Appendix A to this proxy statement.

The purpose of our 1999 Equity Incentive Plan is to:

•	attract and retain qualified directors, employees and consultants;

•	provide incentives for them to achieve long-range performance goals; and

•	enable them to participate in our long-term growth.

The plan provides for the grant of both incentive and nonstatutory stock options, stock appreciation rights, and restricted stock awards. As of April 5, 2006, under the plan there were:

•	10,000,000 shares of our common stock authorized for issuance;

•	6,511,600 shares of our common stock subject to outstanding options and restricted stock awards; and

•	2,848,063 shares of our common stock available for future awards under the plan.

The shares are subject to adjustment for stock splits, stock dividends and certain transactions affecting our capital stock. Shares may also be issued through the assumption or substitution of outstanding grants from an acquired company without reducing the number of shares available for award. As of April 5, 2006, approximately 165 employees were eligible for grants under the plan. The plan will expire on November 15, 2009. The closing price of our common stock on April 5, 2006 was $2.26, as reported by The Nasdaq National Stock Market.

Administration and Eligibility

Our Compensation Committee administers our 1999 Equity Incentive Plan and determines the terms and conditions of each award, including:

•	the number of underlying shares;

•	the vesting schedule;

•	the duration; and

•	the form of payment of the exercise price.

For option grants to employees who are not executive officers, the Compensation Committee usually approves an aggregate amount and delegates authority to our chairman and chief executive officer to allocate individual grants.

The per share exercise price of an incentive stock option may not be less than the fair market value of a share of our common stock on the date of grant. Nonstatutory stock options may be granted at such prices as our Compensation Committee may determine. Our Compensation Committee may not in any calendar year grant to any person options or stock appreciation rights representing more than 1,000,000 shares of our common stock nor more than 1,000,000 shares of performance-based restricted stock awards. These limits are subject to adjustment for changes in our structure or capitalization that affect the number of outstanding shares of our common stock. Our Corporate Governance Committee makes recommendations regarding grants to directors.

We make awards to our directors, employees and consultants based upon their anticipated contribution to the achievement of our objectives and other relevant matters. Because future awards will be within the discretion of our Compensation Committee (and of our chairman and chief executive officer with respect to grants to employees who are not executive officers), it is not possible to predict to whom future awards will be granted under the plan or the number of shares underlying any award.

Description of Proposed Amendments to the Plan

On March 16, 2006, our board of directors approved, subject to stockholder approval, an amendment to the 1999 Equity Incentive Plan that will authorize the Compensation Committee to grant awards of unrestricted shares of our common stock under the plan. This summary of the proposed amendment is qualified in its entirety by reference to the full text set forth in our 1999 Equity Incentive Plan, as amended, which is included as Appendix A to this proxy statement.

Federal Income Tax Consequences Relating to our 1999 Equity Incentive Plan

Nonstatutory stock options. An optionee does not realize taxable income when a nonstatutory option is granted. When the option is exercised, the optionee recognizes ordinary income (subject to withholding if the optionee is an employee) in an amount equal to the difference between the amount paid for the shares and the fair market value of the shares on the date of exercise. Subject to certain limitations of the Internal Revenue Code, we are allowed a tax deduction for the same amount. When the shares are disposed of, any additional gain or loss is treated as short-term or long-term capital gain or loss, depending on the holder’s holding period in the shares. We are not allowed any additional tax deduction. Special rules may apply if the exercise price is paid by tendering our stock.

Incentive stock options. An optionee does not realize taxable income when an incentive stock option is granted or, except as discussed in the next paragraph, exercised. A taxable event occurs when the shares are disposed of. The tax treatment depends on how long the shares are held before the disposition. When shares that have been held for two years from the date of grant and one year from the date of exercise are disposed of, any amount realized in excess of the amount paid for the shares will be taxed to the optionee as long-term capital gain and any loss will be a long-term capital loss. We are not allowed a tax deduction for the amount realized by the optionee. If an optionee disposes of the shares before meeting the one-year and two-year holding periods, the disposition constitutes a “disqualifying disposition,” and an amount equal to the excess (if any) of the fair market value of the shares at the time of exercise (or, if less, the amount realized on a sale of shares to an unrelated party), over the amount paid for the shares is taxed to the optionee as ordinary income. Subject to certain limitations of the Internal Revenue Code, we are allowed a tax deduction for the income realized by an optionee in a disqualifying disposition. Any further gain recognized will be short-term or long-term capital gain and will not result in any deduction for us. Special rules may apply if the exercise price is paid by tendering our stock.

The excess of the fair market value of the option shares on the date of exercise of an incentive stock option over the exercise price will be included in alternative minimum taxable income for the purpose of calculating the optionee’s alternative minimum tax (AMT) in the year of exercise. AMT is based on the amount of the taxpayer’s alternative minimum taxable income that exceeds an exemption amount. Alternative minimum taxable income is the taxpayer’s taxable income with adjustments to reflect special tax treatment of certain items (including incentive stock options). The taxpayer is required to pay the higher of the regular income tax or AMT.

For purposes of computing AMT in the year the stock is sold, any gain on the sale is reduced by the amount included in alternative minimum taxable income in the year of exercise. If a taxpayer is required to pay AMT as a result of the exercise of an incentive stock option, the taxpayer may be able to credit a portion of AMT against regular tax liability in later years. A disqualifying disposition in the year of exercise will generally avoid the AMT consequences of exercise of an incentive stock option.

Vote Required

The affirmative vote of the holders of a majority of the shares of our outstanding common stock present or represented by proxy and entitled to vote on this matter will constitute the approval of the amendment to our 1999 Equity Incentive Plan. For the purposes of this proposal, broker non-votes will have no effect and abstentions will have the same effect as a vote against the proposal.

The Board of Directors recommends a vote for this proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of December 31, 2005, we had invested $2,550,000 in a limited partnership, Applied Technology Capital Fund, L.P. (“AGTC”). Our total capital commitment to AGTC is $3,000,000. The general partner of AGTC is AGTC Partners, L.P. The management company for AGTC is NewcoGen Group Inc., which is a wholly owned subsidiary of Flagship Ventures Management, Inc. (“Flagship”). Noubar Afeyan, Ph.D., who is one of our directors, is the Managing Partner and chief executive officer of Flagship. In addition, until 2004, Garo H. Armen, Ph.D., our chairman and chief executive officer, was a director of NewcoGen Group Inc.

Founder Holdings, Inc., which, indirectly, remains a significant stockholder of Antigenics, approved a stock option plan pursuant to which our officers, directors, employees and consultants may be granted options in the predecessor company. In accordance with U.S. generally accepted accounting principles, options granted under this plan are accounted for as compensation expense by us and treated as a contribution to stockholders’ equity.

We currently have a QS-21 license and supply agreement with Neuralab Limited, a wholly owned subsidiary of Elan Corporation, plc, for use of QS-21 with an antigen in the field of Alzheimer’s disease. Garo H. Armen, Ph.D., our chairman and chief executive officer, is a board member of Elan. For the year ended December 31, 2005, no revenues were earned under these agreements and accordingly, at December 31, 2005, we had no amounts due to us under these agreements.

In March 1995, we entered into a consulting agreement with Dr. Pramod Srivastava, our Founding Scientist. This agreement was scheduled to expire in March 2005 but was extended for an additional one-year period until March 2006. This agreement expired on March 28, 2006, and we entered into a new five year consulting agreement with Dr. Srivastava, effective March 28, 2006. In 2005, we paid Dr. Srivastava $175,000 for his consulting services, a cash bonus of $135,000 for services performed in 2004 and granted him options to purchase 120,000 shares of our common stock. In March 2006, the Compensation Committee approved annual compensation for consulting services by Dr. Srivastava in 2006 of $175,000.

In February 1998 we entered into a research agreement with the University of Connecticut Health Center (UConn) to fund research in Dr. Pramod Srivastava’s laboratory at UConn. Dr. Srivastava is a member of the faculty of the University of Connecticut School of Medicine and one of our directors. The research agreement was amended on December 30, 2003, to extend the term to December 31, 2008 and calls for payments to UConn totaling a minimum of $6,750,000, payable quarterly at the rate of $337,500 (contingent on the continuing employment of Dr. Srivastava by UConn). In return, we have an option to obtain an exclusive license to new inventions (as defined in the research agreement) subject to our payment to UConn of royalties at varying rates upon commercialization of a product utilizing technology discovered under the research agreement. In February 2005, the research agreement was further amended to agree to pay to UConn an additional one-time payment of $135,000 for additional costs associated with activities to be performed under the research agreement in 2005.

In September 2004, we entered into a $60,000 one-year service agreement with Techsoft, Inc. d.b.a Medical Systems and NG Techsoft Pvt. for data management services. Navin Gupta is the President and CEO of Techsoft, Inc. d.b.a Medical Systems, Director and Chairman of the Board of NG Techsoft Pvt Ltd. and is the spouse of Renu Gupta, our Senior Vice President of Development. This agreement was extended several times during 2005 to obtain data management and processing services and will expire in May 2006. As of December 31, 2005, approximately $76,000 due under this agreement is included in current liabilities. For the year ended December 31, 2005, we incurred expenses of approximately $132,000 under this agreement.

On October 22, 2004, we executed a letter of intent with Symphony Capital LLC for a potential transaction to provide funding for certain of our research programs. Mr. Kessel, one of our directors, is a managing director of Symphony Capital LLC. During February 2005 this potential transaction was terminated. During 2004, we made payments to Symphony Capital LLC of $125,000 for development planning activities. During 2005, we paid $196,000 to Symphony Capital LLC for activities up to termination, including amounts accrued at December 31, 2004. Dr. Wood, another director, is a consultant to and has a financial interest in Symphony Capital LLC.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our stock as of April 5, 2006:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of the common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and named executive officers as a group.

Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all the shares of common stock beneficially owned by them, subject to community property laws, where applicable.

The “Percent of Class” column below is based on 45,811,511 shares of our common stock outstanding as of April 5, 2006. For purposes of the table below, we deem shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 5, 2006, to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of the person, but do not treat such shares as outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner(1)	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class
Five percent beneficial owners
Antigenics Holdings L.L.C.(2)	Common	11,154,274	(2)	24.3%
Brad M. Kelley 1410 Moran Rd. Franklin, TN 37069-6300	Common Preferred	5,546,240 31,620	(3)	12.1 100	% %

Directors and Named Executive Officers
Garo H. Armen, Ph.D.	Common	973,791	(2)(4)	2.1%
Gamil G. de Chadarevian	Common	1,686,290	(5)	3.7%
Pramod K. Srivastava, Ph.D.	Common	362,477	(2)(6)	*
Russell H. Herndon	Common	313,742	(7)	*
Peter Thornton	Common	45,469	(8)	*
Noubar Afeyan, Ph.D.	Common	212,313	(2)(9)	*
Bruce A. Leicher	Common	—
Roman Chicz, Ph.D.	Common	40,000	(8)	*
Renu Gupta, M.D.	Common	68,750	(10)	*
Tom Dechaene	Common	50,545	(11)	*
Frank V. AtLee III	Common	60,289	(12)	*
Mark Kessel	Common	52,210	(13)	*
Margaret M. Eisen	Common	42,400	(14)	*
Wadih Jordan	Common	45,886	(15)	*
Alastair J.J. Wood, MB ChB	Common	13,334	(10)	*
All current executive officers and directors as a group (14 persons)(2)	Common	3,967,496	(16)	8.7%

*	Indicates less than 1%
(1)	Except as otherwise noted, the address of each stockholder is c/o Antigenics Inc., 630 Fifth Avenue, Suite 2100, New York, New York 10111.
(2)	Founder Holdings Inc. owns approximately 79% of the outstanding members’ equity of Antigenics Holdings L.L.C. Antigenics Holdings L.L.C. owns approximately 24.3% of our common stock. Drs. Armen and Srivastava are managers of Antigenics Holdings L.L.C. Dr. Armen is a director of Founder Holdings Inc. The following individuals beneficially own the indicated percentages of Founder Holdings Inc. outstanding common stock:

Individual	Percentage
Garo H. Armen, Ph.D	43.1%
Pramod K. Srivastava, Ph.D	24.2%
Noubar Afeyan, Ph.D	1.1%

The following individuals own the indicated percentage interests in Antigenics Holdings L.L.C.:

Individual	Percentage
Garo H. Armen, Ph.D	13.6%
Pramod K. Srivastava, Ph.D	6.2%

(3)	Mr. Kelley owns 31,620 shares of our Series A Convertible Preferred Stock, our only shares of outstanding preferred stock. These shares have an initial conversion price $15.81 and are currently convertible into 2,000,000 shares of our common stock. If Mr. Kelley had converted all 31,620 shares of Series A Convertible Preferred Stock into shares of common stock as of April 5, 2006, he would have held 7,546,240 shares of our common stock, or 15.8% of the shares outstanding.
(4)	Includes (a) 582,181 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 5, 2006 and (b) 335,000 shares of our stock held by Armen Partners, LP, a limited partnership in which Dr. Armen is the general partner.
(5)	Includes (a) 1,479,488 shares of our stock held by Biovision, Inc., a corporation of which Mr. de Chadarevian is the sole stockholder and (b) 118,192 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 5, 2006.
(6)	Includes 310,867 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 5, 2006.
(7)	Includes 312,500 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 5, 2006.
(8)	Includes 37,500 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 5, 2006.
(9)	Includes (a) 199,613 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 5, 2006 and (b) 7,700 deferred shares to be distributed in accordance with the terms of our Directors’ Deferred Compensation Plan.
(10)	Consists solely of shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 5, 2006.
(11)	Includes (a) 42,200 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 5, 2006 and (b) 8,345 deferred shares to be distributed in accordance with the terms of our Directors’ Deferred Compensation Plan.
(12)	Includes (a) 42,400 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 5, 2006 and (b) 13,389 deferred shares to be distributed in accordance with the terms of our Directors’ Deferred Compensation Plan.

(13)	Includes (a) 37,400 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 5, 2006 and (b) 8,810 deferred shares to be distributed in accordance with the terms of our Directors’ Deferred Compensation Plan.
(14)	Includes 37,400 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 5, 2006.
(15)	Includes 37,400 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 5, 2006 and (b) 8,486 deferred shares to be distributed in accordance with the terms of our Directors’ Deferred Compensation Plan.
(16)	Includes 1,877,237 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 5, 2006, 46,730 deferred shares to be issued in accordance with the terms of our Directors’ Deferred Compensation Plan, and excludes the shares held by Antigenics Holdings L.L.C. as described in footnote (2). See footnotes (4) through (15).

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

(As of December 31, 2005)

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plan (Excluding Securities Reflected in Column (a))(2)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	6,045,764	$8.75	3,751,600
Equity compensation plans not approved by security holders	—		—

Total	6,045,764		3,751,600

(1)	Includes (i) 1,128 options outstanding at a weighted average exercise price of $48.56 assumed in connection with our merger with Aronex Pharmaceuticals, Inc. in July 2001; (ii) 32,037 options outstanding at a weighted average exercise price of $13.16 assumed in our merger with Aquila Biopharmaceuticals, Inc. in November 2000; and (iii) 41,028 shares issuable under our Directors’ Deferred Compensation Plan with a weighted average price of $7.20.
(2)	Includes 149,776 shares that may be issued under our 1999 Employee Stock Purchase Plan and 58,972 shares available under our Directors’ Deferred Compensation Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers, directors and 10% stockholders are required under Section 16(a) of the Securities Exchange Act of 1934, as amended, to file reports of ownership and changes in ownership of our securities with the Securities and Exchange Commission.

Based solely on a review of the copies of reports furnished to us, we believe that during our 2005 fiscal year, our directors, executive officers and 10% stockholders complied with all applicable Section 16(a) filing requirements other than: (i) Dr. Afeyan failed to timely file a Form 4 to reflect his receipt of 801.973 deferred shares of our common stock on April 8, 2005, (ii) Mr. AtLee failed to timely file a Form 4 to reflect his receipt of

1,251.078 deferred shares of our common stock on April 8, 2005, (iii) Mr. Dechaene failed to timely file a Form 4 to reflect his receipt of 962.368 deferred shares of our common stock on April 8, 2005, (iv) Mr. Kessel failed to timely file a Form 4 to reflect his receipt of 834.052 deferred shares of our common stock on April 8, 2005 and (v) Mr. Jordan failed to timely file a Form 4 to reflect his receipt of 801.973 deferred shares of our common stock on April 8, 2005. Each Form 4 listed above was filed with the Securities Exchange Commission, but was not filed within the two day time period provided for in Section 16(a).

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP, independent registered public accounting firm, has audited our accounts since our inception and will do so for 2006. Our Audit and Finance Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for our fiscal year ending December 31, 2006. Representatives of KPMG LLP are expected to attend the annual meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

Audit Fees

Fees incurred by us for professional services rendered by KPMG LLP for the audit of the annual consolidated financial statements, and of management’s assessment of, and the effective operation of, internal control over financial reporting, included in our Annual Report on Form 10-K, for the reviews of the consolidated financial statements included in our Forms 10-Q and for comfort letters, consents and review of registration statements were $983,390 for 2004 and $886,200 for 2005.

Audit-Related Fees

Fees paid to KPMG LLP for the audit of our 401(k) Retirement Plan were $22,500 for 2004 and $25,000 for 2005.

Tax Fees

Fees paid to KPMG LLP associated with tax compliance and tax consultation were $77,500 in 2004 and $87,500 in 2005.

All Other Fees

We paid no other fees to KPMG LLP for 2004 and 2005.

The Audit and Finance Committee’s policy is to approve all audit and non-audit services provided by our independent auditor prior to the commencement of the services using a combination of pre-approvals for certain engagements up to predetermined dollar thresholds in accordance with the pre-approval policy and specific approvals for certain engagements on a case-by-case basis. The Audit and Finance Committee has delegated authority to the committee chair to pre-approve between committee meetings services that have not already been pre-approved by the committee. The chair is required to report any such pre- approval decisions to the full committee at its next scheduled meeting. In 2004 and 2005, 100% of the audit-related, tax and other fees described above were approved by the Audit and Finance Committee.

STOCKHOLDER PROPOSALS

Assuming our 2007 Annual Meeting of Stockholders is not more than 30 days before or 30 days after June 1, 2007, if you wish to bring business before the 2007 Annual Meeting, you must give us written notice by March 30, 2007 (the date 75 days before the anniversary of the 2006 Annual Meeting).

If you intend to bring such a proposal at the 2007 Annual Meeting, and you would like us to consider the inclusion of your proposal in our proxy statement for the meeting, you must provide us written notice of such proposal prior to December 29, 2006.

Notices of stockholder proposals should be delivered in writing to Lead Director, Antigenics Inc., 630 Fifth Avenue, Suite 2100, New York, New York 10111.

OTHER MATTERS

The board of directors does not know of any business to come before the meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

APPENDIX A

ANTIGENICS, INC.

1999 EQUITY INCENTIVE PLAN, AS AMENDED

SECTION 1. Purpose

The purpose of the Antigenics Inc. 1999 Equity Incentive Plan (the “Plan”) is to attract and retain directors, key employees and consultants of the Company and its Affiliates, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company.

SECTION 2. Definitions1

“Affiliate” means any business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company. For purposes hereof, “Control” (and with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporation “control” shall mean, among other things, the direct or indirect ownership of more than fifty percent (50%) of its outstanding voting stock.

“Award” means any Option, Stock Appreciation Right or Restricted Stock awarded under the Plan.2

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor to such Code.

“Committee” means a committee of not less than two members of the Board appointed by the Board to administer the Plan. If a Committee is authorized to grant Options to a Reporting Person or a “covered employee” within the meaning of Section 162(m) of the Code, each member shall be a “non-employee director” or the equivalent within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended from time to time, or any successor law, and an “outside director” or the equivalent within the meaning of Section 162(m) of the Code, respectively. Until such committee is appointed, “Committee” means the Board.

“Common Stock” or “Stock” means the Common Stock, $0.01 par value, of the Company.

“Company” means Antigenics Inc.

“Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In

[1]	If the stockholders approve Amendment No. 3 to the Antigenics, Inc. 1999 Equity Incentive Plan, a definition for "Unrestricted Stock" will be added that reads, in its entirety, as follows: "Unrestricted Stock" means Stock not subject to any restrictions under the terms of the Award.
[2]	If the stockholders approve Amendment No. 3 to the Antigenics, Inc. 1999 Equity Incentive Plan, the definition of "Award" will read, in its entirety, as follows: "Award" means any Option, Stock Appreciation Right, Restricted Stock or Unrestricted Stock awarded under the Plan the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

“Effective Date” means November 15, 1999.

“Fair Market Value” means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

“Incentive Stock Option” means an option to purchase shares of Common Stock awarded to a Participant under Section 6 that is intended to meet the requirements of Section 422 of the Code or any successor provision.

“Nonstatutory Stock Option” means an option to purchase shares of Common Stock awarded to a Participant under Section 6 that is not intended to be an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Nonstatutory Stock Option.

“Participant” means a person selected by the Committee to receive an Award under the Plan.

“Reporting Person” means a person subject to Section 16 of the Securities Exchange Act of 1934 or any successor provision.

“Restricted Period” means the period of time selected by the Committee during which an Award may be forfeited to the Company pursuant to the terms and conditions of such Award.

“Restricted Stock” means shares of Common Stock subject to forfeiture awarded to a Participant under Section 8.

“Stock Appreciation Right” or “SAR” means a right to receive any excess in value of shares of Common Stock over the exercise price awarded to a Participant under Section 7.

SECTION 3. Administration

The Plan shall be administered by the Committee. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Committee’s decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons or covered employees and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.

SECTION 4. Eligibility

All employees, directors and consultants of the Company or any Affiliate capable of contributing significantly to the successful performance of the Company, other than a person who has irrevocably elected not to be eligible, are eligible to be Participants in the Plan. Incentive Stock Options may be granted only to persons eligible to receive such Options under the Code.

SECTION 5. Stock Available for Awards

(a) Subject to adjustment under subsection (b), Awards may be made under the Plan for up to 10,000,000 shares of Common Stock. If any Award in respect of shares of Common Stock expires or is terminated unexercised or is forfeited without the Participant having had the benefits of ownership (other than voting rights), the shares subject to such Award, to the extent of such expiration, termination or forfeiture, shall again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b) In the event that the Committee determines that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee (subject, in the case of Incentive Stock Options, to any limitation required under the Code) shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the award, exercise or conversion price with respect to any of the foregoing, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number.

(c) Subject to adjustment under Subsection (b): (i) the maximum number of shares of Common Stock with respect to which Options and Stock Appreciation Rights may be granted to any Participant in the aggregate in any calendar year shall not exceed 1,000,000 shares, and (ii) the maximum number of shares of Common Stock that may be granted as Restricted Stock, with respect to which performance goals apply, to any Participant in the aggregate in any calendar year shall not exceed 1,000,000 shares.

SECTION 6. Stock Options

(a) Subject to the provisions of the Plan, the Committee may award Incentive Stock Options and Nonstatutory Stock Options and determine the number of shares to be covered by each Option, the option price therefor and the conditions and limitations applicable to the exercise of the Option. The terms and conditions of Incentive Stock Options shall be subject to and comply with Section 422 of the Code or any successor provision and any regulations thereunder, and no Incentive Stock Option may be granted hereunder more than ten years after the Effective Date.

(b) The Committee shall establish the option price at the time each Option is awarded, which price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of award with respect to Incentive Stock Options. Nonstatutory Stock Options may be granted at such prices as the Committee may determine.

(c) Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable Award or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(d) No shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the award of the Option, by delivery of a note or shares of Common Stock owned by the optionee, including Restricted Stock, or by retaining shares otherwise issuable pursuant to the Option, in each case valued at their Fair Market Value on the date of delivery or retention, or such other lawful consideration as the Committee may determine.

SECTION 7. Stock Appreciation Rights

(a) Subject to the provisions of the Plan, the Committee may award SARs in tandem with an Option (at or after the award of the Option), or alone and unrelated to an Option. SARs in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem SARs are exercised.

(b) The Committee shall fix the exercise price of each SAR or specify the manner in which the price shall be determined. SARs granted in tandem with Options shall have an exercise price not less than the exercise price of the related Option. SARs granted alone and unrelated to an Option may be granted at such exercise prices as the Committee may determine.

SECTION 8. Restricted Stock1

(a) Subject to the provisions of the Plan, the Committee may award shares of Restricted Stock and determine the duration of the Restricted Period during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. The Committee may establish Performance goals for the granting or lapse of risk of forfeiture of Restricted Stock. Such performance goals may be based on earnings per share, revenues, sales or expense targets of the Company or any subsidiary, division or product line thereof, stock price or such other business criteria as the Committee may determine. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.

(b) Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant’s Designated Beneficiary.

SECTION 9. General Provisions Applicable to Awards

(a) Documentation. Each Award under the Plan shall be evidenced by a writing delivered to the Participant or agreement executed by the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles.

[1]	If the stockholders approve Amendment No. 3 to the Antigenics, Inc. 1999 Equity Incentive Plan, the heading of Section 8 will be relabeled to read “Stock” and a new Section 8(c) will be added that reads, in its entirety, as follows: “Subject to the provisions of the Plan, the Committee may award shares of Unrestricted Stock.”

(b) Committee Discretion. Each type of Award may be made alone, in addition to or in relation to any other type of Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of award or at any time thereafter.

(c) Settlement. The Committee shall determine whether Awards are settled in whole or in part in cash, Common Stock, other securities of the Company, Awards or other property. The Committee may permit a Participant to defer all or any portion of a payment under the Plan, including the crediting of interest on deferred amounts denominated in cash and dividend equivalents on amounts denominated in Common Stock.

(d) Dividends and Cash Awards. In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable currently or deferred with or without interest, and (ii) cash payments in lieu of or in addition to an Award.

(e) Termination of Employment or Service on the Board. The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of employment or service on the Board of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

(f) Change in Control. In order to preserve a Participant’s rights under an Award in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or realization of the Award, (ii) provide for the purchase of the Award upon the Participant’s request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to Participants and in the best interests of the Company.

(g) Loans. The Committee may authorize the making of loans or cash payments to Participants in connection with any Award under the Plan, which loans may be secured by any security, including Common Stock, underlying or related to such Award (provided that such Loan shall not exceed the Fair Market Value of the security subject to such Award), and which may be forgiven upon such terms and conditions as the Committee may establish at the time of such loan or at any time thereafter.

(h) Withholding Taxes. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Committee’s discretion, the minimum tax obligations required by law to be withheld in respect of Awards may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of retention or delivery. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

(i) Foreign Nationals. Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

(j) Amendment of Award. The Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

(k) Transferability. In the discretion of the Committee, any Award may be made transferable upon such terms and conditions and to such extent as the Committee determines, provided that Incentive Stock Options may be transferable only to the extent permitted by the Code. The Committee may in its discretion waive any restriction on transferability.

SECTION 10. Miscellaneous

(a) No Right To Employment or Service on the Board. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or service on the Board. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.

(c) Effective Date. Subject to the approval of the stockholders of the Company, the Plan shall be effective on the Effective Date. Before such approval, Awards may be made under the Plan expressly subject to such approval.

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to any stockholder approval that the Board determines to be necessary or advisable.

(e) Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of Delaware.

This Plan was approved by the Board of Directors on November 15, 1999.

This Plan was approved by the Stockholders on May 18, 2000.

Amendment No. 1 to this Plan was approved by the Board of Directors on March 28, 2003.

Amendment No. 1 to this Plan was approved by the Stockholders on June 10, 2003.

Amendment No. 2 to this Plan was approved by the Board of Directors on April 8, 2004.

Amendment No. 2 to this Plan was approved by the Stockholders on May 26, 2004.

Annual Meeting of Stockholders
ANTIGENICS INC.
June 14, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS JUNE 14, 2006.

The undersigned stockholder of Antigenics Inc. (the “Company”) hereby appoints Garo H. Armen, Ph.D. and Peter Thornton, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 14, 2006, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE SIGN AND MAIL THIS PROXY TODAY.
(Continued and to be signed on reverse side.)

VOTE BY INTERNET - www.proxyvote.com
ANTIGENICS INC. 630 FIFTH AVENUE SUITE 2100 NEW YORK, NY 10111	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Antigenics Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage- paid envelope we have provided or return it to Antigenics Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ANTIG1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANTIGENICS INC.
Vote on Directors
1. Proposal to elect directors Nominees: (01) Margaret M. Eisen (02) Wadih Jordan	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

Vote on Proposal				For	Against	Abstain

	2. Proposal to amend 1999 Equity Incentive Plan.			☐	☐	☐

Note: Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please date, sign and mail your proxy card back as soon as possible!
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Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date